Ex. (h)(9)

FORM OF MUTUAL FUND FEE AND EXPENSE AGREEMENT

THIS AGREEMENT is made as of this [    ] day of [December], 2009 by and among BofA Funds Series Trust, a Delaware statutory trust, for itself and on behalf of its series listed on Schedule A attached hereto, Columbia Management Advisors, LLC, a Delaware limited liability company (“CMA”) and Columbia Management Distributors, Inc., a Massachusetts corporation (“CMD”).

WHEREAS, BofA Funds Series Trust (the “Company”) is an open-end investment company registered under the Investment Company Act of 1940;

WHEREAS, CMA, an investment adviser registered under the Investment Advisers Act of 1940, serves as investment adviser to the Company pursuant to a separate investment advisory agreement (the “Investment Advisory Agreement”);

WHEREAS, CMA serves as administrator to the Company pursuant to a separate administration agreement (the “Administration Agreement”); and

WHEREAS, CMD serves as distributor to BofA Funds Series Trust pursuant to a distribution agreement (the “Distribution Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. Investment Advisory Fee Waivers. The parties hereby agree that CMA shall waive any investment advisory fees payable to it under the Investment Advisory Agreement to the extent reflected for each series set forth in Schedule A attached hereto.

2. Administration Fee Waivers. The parties hereby agree that CMA shall waive any administration fees payable to it under the Administration Agreement to the extent reflected for each series set forth in Schedule A attached hereto.

3. 12b-1 Distribution and Shareholder Servicing Fee Waivers. The parties hereby agree that CMD shall waive any 12b-1 distribution and/or shareholder servicing fees payable to it under the Distribution Agreement to the extent reflected for each series set forth in Schedule A attached hereto.

4. Limitation of Total Operating Expense Ratios — Investment Advisory, Administration Fee Ratios and Other Expenses. The parties hereby agree that CMA as appropriate shall waive any advisory fees payable to it under the Investment Advisory Agreement, waive any administration fees payable to it under the Administration Agreement, or reimburse other expenses of the series to the extent necessary to ensure that covered expenses (as defined below) do not exceed the total operating expense ratio for each series set forth in Schedule A attached hereto, absent a determination by the Company’s Boards of Trustees that extraordinary circumstances or a material reduction in portfolio assets has occurred that has made it appropriate to permit an increase in total operating expense ratios.

“Covered expenses” include all expenses incurred directly by a series that are required to be included as an expense in a series’ Form N-1A Fee Table and accordingly exclude acquired fund fees and expenses, brokerage commissions and other transaction charges and interest on borrowed money and also exclude rule 12b-1 distribution and/or shareholder servicing fees and expenses that are deemed extraordinary by the Company’s Board of Trustees. “Covered expenses” shall reflect the application of balance credits made available by the Company’s custodian and custodial charges relating to overdrafts.

5. Automatic Renewal. This Agreement shall renew automatically, with respect to each series set forth in Schedule A, on the same terms, for a period of one year from the expiration of the waiver and/or expense commitment applicable to such series as set forth in Schedule A, unless prior to such an expiration, CMA and/or CMD provide notice to the Board of Trustees of the Company of any proposals to increase, decrease or eliminate the series’ fee waivers and/or expense commitment, or to change the time period covered or any other terms thereof, for a subsequent period. Any renewal of this Agreement with respect to a series does not preclude CMA or CMD from requesting that the Company’s Board of Trustees approve changes to the fee waivers and/or expense commitment, or to the time period covered or any other terms thereof, prior to a subsequent renewal.

6. Entire Agreement; Modification; Amendment. This Agreement constitutes the entire agreement of the parties with respect to its subject matter. Each provision herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the enforceability of any such other provision or agreement. No modification or amendment of this Agreement shall be binding unless in writing and executed by the parties affected thereby.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date above first written.

BOFA FUNDS SERIES TRUST, for itself and on behalf of its series listed on Schedule A attached hereto

By: Name: Title:

COLUMBIA MANAGEMENT ADVISORS, LLC	COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

By: Name: Title:	By: Name: Title:

EXPENSE COMMITMENTS ESTABLISHED AT OVERALL FUND LEVEL

PERIOD FROM [DECEMBER     , 2009] TO DECEMBER 31, 2010

Fund Level Expense Cap*
Money Market Funds
Columbia Government Reserves**	0.20%
Columbia New York Tax-Exempt Reserves**	0.20%
Columbia Tax-Exempt Reserves**	0.20%
Columbia Government Plus Reserves	0.20%
Columbia California Tax-Exempt Reserves**	0.20%
Columbia Cash Reserves**	0.20%
Columbia Money Market Reserves**	0.20%
Columbia Municipal Reserves**	0.20%
Columbia Treasury Reserves**	0.20%
Columbia Massachusetts Municipal Reserves	0.20%
Columbia Connecticut Municipal Reserves	0.20%

*	Waivers of CMA advisory and/or administration fees and/or other expense reimbursements will result in the listed Fund level expense commitments (excluding (i) those explicitly excluded from the definition of “Covered Expenses” in Section 4 of this Agreement; and (ii) taxes).
**	CMA is entitled to recover from the Fund any fees waived and/or expenses reimbursed for a three year period following the date of such fee waiver and/or reimbursement if such recovery does not cause the Fund’s total operating expenses to exceed the expense commitment then in effect.

MANAGEMENT FEE CAP*

PERIOD FROM [DECEMBER     , ] 2009 TO DECEMBER 31, 2010

Management Fee Cap
Money Market Funds
Columbia California Tax-Exempt Reserves	0.19%
Columbia Cash Reserves	0.19%
Columbia Money Market Reserves	0.19%
Columbia Municipal Reserves	0.19%
Columbia Treasury Reserves	0.19%
Columbia Massachusetts Municipal Reserves	0.19%
Columbia Connecticut Municipal Reserves	0.19%
Columbia Government Reserves	0.19%
Columbia New York Tax-Exempt Reserves	0.19%
Columbia Tax-Exempt Reserves	0.19%
Columbia Government Plus Reserves	0.16%

*	“Management Fees” are the fees payable under the investment advisory and administration agreements between the Company, on behalf of the Funds and CMA.

CONTRACTUAL 12B-1 DISTRIBUTION FEE WAIVERS

PERIOD FROM [DECEMBER     , 2009 TO DECEMBER 31, 2010

	12b-1 Distribution Fee Waivers*	Shareholder Servicing Fee Waivers*
Money Market Funds
(Liquidity Class Shares)
Columbia California Tax-Exempt Reserves	0.10%	0.10%
Columbia Cash Reserves	0.10%	0.10%
Columbia Money Market Reserves	0.10%	0.10%
Columbia Municipal Reserves	0.10%	0.10%
Columbia Treasury Reserves	0.10%	0.10%
Columbia Government Reserves	0.10%	0.10%
Columbia Tax-Exempt Reserves	0.10%	0.10%
Columbia Government Plus Reserves	0.10%	0.10%

*	CMD waives its 12b-1 distribution fees and/or shareholder servicing fees to the extent necessary to achieve an aggregate waiver of 0.10%, therefore, to the extent that CMD waives 12b-1 distribution fees and/or waives shareholder servicing fees, the total of such 12b-1 distribution and/or shareholder servicing fees will not exceed 0.15%.

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